EXHIBIT 23.1

CONSENT OF REGISTERED INDPENDENT PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of
Cicero Inc.:

We hereby consent to the incorporation by reference in this amendment No. 3 to the Form S-1 Registration Statement of Cicero Inc. to be filed on or about February 10, 2009 of our report dated March 10, 2008 with respect to the consolidated financial statements of Cicero Inc. (formerly Level 8 Systems, Inc.) for the years ended December 31, 2007, 2006, and 2005 (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the Company's ability to continue as a going concern).

/s/ MARGOLIS & COMPANY P.C.

Certified Public Accountants

Bala Cynwyd, PA
February 10, 2009